Capital Bancorp Reports Record Third Quarter 2019 Earnings
Increases in Net Interest Income and Noninterest Income contributed to a 42% year-over-year increase in Net Income
Rockville, Maryland, October 22, 2019 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $4.5 million, or $0.32 per diluted share, for the third quarter of 2019. By comparison, net income was $3.1 million, or $0.26 per diluted share, for the third quarter of 2018. Return on average assets was 1.42% and return on average equity was 14.04% for the third quarter of 2019.
"The third quarter saw continued robust growth in commercial loans and deposits. Despite fierce competition and a declining rate environment, our margin remained stable, which is a testament to our solutions-driven approach, sales discipline and quality hirings. The mortgage and credit card businesses continue to experience higher than anticipated growth and profits to complement and enhance the commercial franchise," said Ed Barry, CEO of Capital Bancorp.
2019 Third Quarter Highlights

•
Record Net Income - Net income for the third quarter of 2019 increased 11% to $4.5 million compared to $4.0 million for the second quarter of 2019. Diluted earnings per share for the three months ended September 30, 2019 was $0.32, compared to $0.29 per share for the three months ended June 30, 2019. Return on average assets was 1.42%, an increase of 3 basis points compared to the second quarter of 2019. Return on average equity for the third quarter of 2019 was 14.04%, compared to 13.23% for the previous quarter.

•
Robust Loan Growth - For the quarter ended September 30, 2019, total loans increased $84.0 million, or 8%, to $1.14 billion compared to $1.06 billion at June 30, 2019. Loans increased year over year with growth of $184.9 million, or 19%, from $955.4 million at September 30, 2018. Average loan balances have increased 15% year over year, with the largest growth from residential real estate and commercial loans.

•
Strong Core Deposit Growth and Improving Deposit Profile - The Company continues to execute on its strategic initiative to improve the deposit portfolio mix away from wholesale time deposits. Accordingly, at September 30, 2019, noninterest bearing deposits increased by $13.9 million, or 20% annualized, compared to June 30, 2019. The growth was partially driven by a 5% increase in OpenSky® deposits of $4.0 million for the three months ended September 30, 2019. Noninterest bearing deposits increased 25% to $293.4 million at September 30, 2019, compared to $234.1 million at September 30, 2018. The cost of interest bearing deposits declined 1 basis point to 1.83% compared to the second quarter of 2019, and the cost of borrowed funds decreased 39 basis points to 3.19% due to in part to two market rate decreases in the third quarter.

•
Stable Net Interest Margin - The net interest margin improved 4 basis points to 5.83% for the third quarter of 2019 compared to the prior quarter, and increased 27 basis points from 5.56% in the same quarter of the previous year. The quarter over quarter increase this year was primarily due to an increase in loan yield. Excluding credit card loans, the net interest margin remained flat for the three months ended September 30, 2019 at 4.37% compared to the prior quarter, and increased from 4.26% in the same quarter of 2018.

•
Credit Card Issuances Continue at a Record Pace - OpenSky® credit card issuances continue at higher levels with new originations for the quarter totaling 31,400, compared to 36,700 in the prior quarter due to seasonal factors. New originations increased 11,700, or 59%, from 19,700 in the third quarter of 2018. Our enhanced customer application and improved mobile servicing functionality contributed to an increase in customer accounts of approximately 52,000, or 30%, from September 30, 2018, and exceeded 220,000 at September 30, 2019.

•
Profitable Mortgage Business - The Bank's residential mortgage banking division increased the number of loans originated by 40% compared to the previous quarter, and continued to contribute to the Company's results of operations for the quarter with higher gains on sales. The decline in gain-on-sale margin during the third quarter is attributable to the large increase in price sensitive refinance activity driven by the lower rate environment.

•
Sound Asset Quality - Non-performing assets as a percentage of total assets decreased to 0.51% at September 30, 2019, compared to 0.57% at June 30, 2019, and increased 9 basis points from 0.42% at September 30, 2018. The quarterly decrease is due to a reduction of non-performing loans of approximately $302 thousand. The increase from the previous year is attributable to a single borrower relationship totaling $2.1 million that is well secured, on which no impairment is expected. As such, there have been no losses related to this increase in non-performing assets. Net charge-offs for the nine months ended September 30, 2019 were $369 thousand, a decrease from $781 thousand for the same period last year.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended		3rd Quarter	Nine Months Ended		YTD
	September 30,		2019 vs. 2018	September 30,		2019 vs. 2018
(in thousands except per share data)	2019	2018	% Change	2019	2018	% Change
Earnings Summary
Interest income	$22,354	$17,447	28.1%	$60,961	$50,890	19.8%
Interest expense	4,170	2,955	41.1%	11,502	7,891	45.8%
Net interest income	18,184	14,492	25.5%	49,459	42,999	15.0%
Provision for loan losses	1,071	495	116.4%	1,869	1,640	14.0%
Noninterest income	7,221	4,240	70.3%	17,240	12,657	36.2%
Noninterest expense	18,228	13,900	31.1%	48,768	41,028	18.9%
Income before income taxes	6,106	4,337	40.8%	16,062	12,988	23.7%
Income tax expense	1,625	1,190	36.6%	4,239	3,706	14.4%
Net income	$4,481	$3,147	42.4%	$11,823	$9,282	27.4%

Weighted average common shares - Basic	13,728	11,720	17.1%	13,714	11,632	17.9%
Weighted average common shares - Diluted	13,986	12,103	15.6%	13,922	12,033	15.7%
Earnings - Basic(1)	$0.33	$0.27	22.2%	$0.86	$0.80	7.5%
Earnings - Diluted(1)	$0.32	$0.26	23.1%	$0.85	$0.77	10.4%
Return on average assets	1.42%	1.19%	19.3%	1.35%	1.20%	12.5%
Return on average equity	14.04%	13.69%	2.6%	12.93%	14.61%	(11.5)%

	Quarter Ended		3rd Quarter	Quarter Ended
	September 30,		2019 vs. 2018	June 30,	March 31,	December 31,
(in thousands except per share data)	2019	2018	% Change	2019	2019	2018
Balance Sheet Highlights
Assets	$1,311,407	$1,072,905	22.2%	$1,234,157	$1,123,752	$1,105,058
Investment securities available for sale	37,073	48,067	(22.9)%	39,157	46,080	46,932
Mortgage loans held for sale	68,982	21,373	222.8%	47,744	21,630	18,526
Loans receivable (1)	1,140,310	955,412	19.4%	1,056,290	1,007,928	1,000,268
Allowance for loan losses	12,808	10,892	17.6%	11,913	11,347	11,308
Deposits	1,112,444	911,116	22.1%	1,037,004	967,722	955,240
Borrowings and repurchase agreements	35,556	28,239	25.9%	38,889	3,010	7,332
Subordinated debentures	15,416	15,386	0.2%	15,409	15,401	15,393
Total stockholders' equity	127,829	106,657	19.9%	123,118	118,550	114,564
Tangible common equity	127,829	106,657	19.9%	123,118	118,550	114,564

Common shares outstanding	13,783	13,191	4.5%	13,719	13,713	13,672
Tangible book value per share	$9.27	$8.09	14.6%	$8.97	$8.65	$8.38
_______________
(1) Loans are reflected net of deferred fees and costs.

Operating Results - three months ended September 30, 2019 compared to three months ended September 30, 2018
Net interest income increased $3.7 million, or 25%, to $18.2 million for the three months ended September 30, 2019 compared to the same period in 2018. Net interest margin increased 27 basis points to 5.83% for the three months ended September 30, 2019 from 5.56% for the three months ended September 30, 2018. For the three months ended September 30, 2019, our average interest-earning assets increased by $202.3 million, or 20%, compared to the three months ended September 30, 2018, and the average yield on our interest-earning assets increased by 48 basis points. In comparison, our average interest-bearing liabilities increased $117.0 million, or 16%, from the third quarter of 2018 to the third quarter of 2019, with the respective average rate increasing by 35 basis points.
Strong loan growth during the three months ended September 30, 2019 led to a provision for loan losses of $1.1 million, compared to $495 thousand during the three months ended September 30, 2018. Net charge-offs for the third quarter of 2019 were $188 thousand, or 0.07% of average loans, annualized. Net charge-offs for the third quarter of 2018 were $50 thousand, or 0.04% of average loans, annualized.
Noninterest income increased by $3.0 million, or 70% from $4.2 million for the three months ended September 30, 2018 to $7.2 million for the three months ended September 30, 2019, due to increased credit card fees and mortgage banking revenues.
Noninterest expense was $18.2 million and $13.9 million for the three months ended September 30, 2019 and 2018, respectively. The increase in noninterest expense was driven primarily by increases in salaries and benefits, which include commissions paid on mortgage originations, and to a lesser degree by increases in data processing expenses, advertising, and other operating expenses. Other operating expenses were also impacted by a $216 thousand credit to our FDIC assessment expense in the third quarter of 2019 as a result of the FDIC Deposit Insurance Fund exceeding 1.38% of insured deposits at June 30, 2019.

Operating Results - nine months ended September 30, 2019 compared to nine months ended September 30, 2018
Net interest income increased $6.5 million, or 15%, to $49.5 million for the nine months ended September 30, 2019 compared to the same period in 2018. Net interest margin increased 7 basis points to 5.70% for the nine months ended September 30, 2019 from 5.63% for the nine months ended September 30, 2018. For the nine months ended September 30, 2019, our average interest-earning assets increased by $138.1 million, compared to the nine months ended September 30, 2018, and the average yield on our interest-earning assets increased by 37 basis points. In comparison, our average interest-bearing liabilities increased $63.0 million from the third quarter of 2018 to the third quarter of 2019, with the respective average rate increasing by 50 basis points.
During the nine months ended September 30, 2019, we recorded a provision for loan losses of $1.9 million, compared to $1.6 million during the nine months ended September 30, 2018. Net charge-offs for the nine months ended September 30, 2019 were $369 thousand, or 0.05% of average loans, annualized. Net charge-offs for the same period in 2018 were $781 thousand, or 0.11% of average loans, annualized.
Noninterest income increased by $4.6 million, or 36% from $12.7 million for the nine months ended September 30, 2018 to $17.2 million for the nine months ended September 30, 2019, due largely to increased mortgage banking revenue.
Noninterest expense was $48.8 million and $41.0 million for the nine months ended September 30, 2019 and 2018, respectively. The increase in noninterest expense was driven primarily by increases in salaries and benefits, which include commissions paid on mortgage originations, professional fees and other expenses.

Financial Condition
Total assets at September 30, 2019 were $1.3 billion, up 22% as compared to $1.1 billion at September 30, 2018. Gross loans, excluding mortgage loans held for sale, were $1.1 billion as of September 30, 2019, compared to $955.4 million at September 30, 2018, an increase of 19%. Deposits were $1.1 billion at September 30, 2019, an increase of 22%, as compared to $911.1 million at September 30, 2018.
Our allowance for loan losses was $12.8 million, or 1.12% of loans, at September 30, 2019, which provided approximately 196% coverage of nonperforming loans at such date, compared to $10.9 million, or 1.14% of loans, and approximately 258% coverage of nonperforming loans at September 30, 2018. Nonperforming assets were $6.7 million, or 0.51% of total assets, as of September 30, 2019. Comparatively, nonperforming assets were $4.5 million, or 0.42% of total assets, at September 30, 2018. Of the $6.7 million in total nonperforming assets as of September 30, 2019, nonperforming loans represented $6.5 million and other real estate owned totaled $149 thousand. Included in nonperforming loans at September 30, 2019 are troubled debt restructurings of $465 thousand, and one borrower relationship totaling $2.1 million that is well secured, on which no impairment is expected.
Stockholders’ equity totaled $127.8 million as of September 30, 2019, compared to $106.7 million at September 30, 2018. The increase was due to increased earnings and the net underwriter overallotment purchase of $3.4 million in October 2018 following the Company's initial public offering on September 28, 2018. Shares repurchased and retired for the third quarter of 2019 as part of the Company's stock repurchase program totaled 21,130 shares at a weighted average price of $12.44, for a total cost of $263 thousand including commissions. As of September 30, 2019, the Bank's capital ratios continued to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Interest income
Loans, including fees	$21,900	$16,955	$59,548	$49,455
Investment securities available for sale	215	272	707	786
Federal funds sold and other	239	220	706	649
Total interest income	22,354	17,447	60,961	50,890
Interest expense
Deposits	3,449	2,616	9,887	6,876
Borrowed funds	721	339	1,615	1,015
Total interest expense	4,170	2,955	11,502	7,891
Net interest income	18,184	14,492	49,459	42,999
Provision for loan losses	1,071	495	1,869	1,640
Net interest income after provision for loan losses	17,113	13,997	47,590	41,359
Noninterest income
Service charges on deposits	146	123	382	365
Credit card fees	2,059	1,592	5,521	4,609
Mortgage banking revenue	4,900	2,451	10,991	7,379
Gain (loss) on sale of investment securities available for sale	—	—	26	(2)
Other fees and charges	116	74	320	306
Total noninterest income	7,221	4,240	17,240	12,657
Noninterest expenses
Salaries and employee benefits	9,238	6,571	24,136	19,083
Occupancy and equipment	1,111	1,070	3,307	3,241
Professional fees	724	520	1,952	1,365
Data processing	4,193	3,636	11,222	10,858
Advertising	584	358	1,557	1,113
Loan processing	634	202	1,279	811
Other real estate expenses, net	7	7	57	38
Other operating	1,737	1,536	5,258	4,519
Total noninterest expenses	18,228	13,900	48,768	41,028
Income before income taxes	6,106	4,337	16,062	12,988
Income tax expense	1,625	1,190	4,239	3,706
Net income	$4,481	$3,147	$11,823	$9,282

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) September 30, 2019	December 31, 2018
Assets
Cash and due from banks	$11,093	$10,431
Interest bearing deposits at other financial institutions	40,521	22,007
Federal funds sold	3,464	2,285
Total cash and cash equivalents	55,078	34,723
Investment securities available for sale	37,073	46,932
Restricted investments	4,007	2,503
Loans held for sale	68,982	18,526
Loans receivable, net of allowance for loan losses of $12,808 and $11,308 at September 30, 2019 and December 31, 2018, respectively	1,127,502	988,960
Premises and equipment, net	6,667	2,975
Accrued interest receivable	4,636	4,462
Deferred income taxes	3,556	3,654
Foreclosed real estate	149	142
Prepaid income taxes	353	90
Other assets	3,403	2,091
Total assets	$1,311,406	$1,105,058

Liabilities
Deposits
Noninterest bearing	$293,378	$242,259
Interest bearing	819,066	712,981
Total deposits	1,112,444	955,240
Securities sold under agreements to repurchase	—	3,332
Federal funds purchased	—	2,000
Federal Home Loan Bank advances	35,556	2,000
Other borrowed funds	15,416	15,393
Accrued interest payable	2,113	1,565
Other liabilities	18,048	10,964
Total liabilities	1,183,577	990,494

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock, $.01 par value; 49,000,000 shares authorized; 13,782,538 and 13,672,479 issued and outstanding at September 30, 2019 and December 31, 2018, respectively	138	137
Additional paid-in capital	50,585	49,321
Retained earnings	77,095	65,701
Accumulated other comprehensive income (loss)	11	(595)
Total stockholders' equity	127,829	114,564
Total liabilities and stockholders' equity	$1,311,406	$1,105,058

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended September 30,
	2019			2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$35,723	$164	1.83%	$42,734	$176	1.63%
Federal funds sold	1,325	7	2.12%	1,354	6	1.76%
Investment securities available for sale	38,389	215	2.22%	49,159	272	2.20%
Restricted stock	5,629	68	4.77%	2,604	38	5.79%
Loans held for sale	56,301	896	6.31%	18,671	412	8.75%
Loans(2) (3)	1,099,191	21,004	7.58%	919,759	16,543	7.14%
Total interest earning assets	1,236,558	22,354	7.17%	1,034,281	17,447	6.69%
Noninterest earning assets	15,908			11,924
Total assets	$1,252,466			$1,046,205
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$116,820	191	0.65%	$74,854	55	0.29%
Savings	3,913	3	0.35%	4,062	4	0.39%
Money market accounts	339,751	1,484	1.73%	270,697	972	1.42%
Time deposits	286,605	1,771	2.45%	338,005	1,585	1.86%
Borrowed funds	89,746	721	3.19%	32,248	339	4.17%
Total interest bearing liabilities	836,835	4,170	1.98%	719,866	2,955	1.63%
Noninterest bearing liabilities:
Noninterest bearing liabilities	17,163			10,250
Noninterest bearing deposits	271,851			224,877
Stockholders’ equity	126,617			91,212
Total liabilities and stockholders’ equity	$1,252,466			$1,046,205

Net interest spread(4)			5.19%			5.06%
Net interest income		$18,184			$14,492
Net interest margin(5)			5.83%			5.56%
Net interest margin excluding credit cards			4.37%			4.26%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

	Nine Months Ended September 30, 2019
	2019			2018
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$35,164	$518	1.97%	$44,525	$526	1.58%
Federal funds sold	1,685	28	2.23%	1,546	18	1.56%
Investment securities available for sale	42,281	707	2.24%	50,987	786	2.06%
Restricted stock	4,276	160	4.99%	2,554	105	5.50%
Loans held for sale	35,229	1,928	7.32%	18,047	1,182	8.76%
Loans(2) (3)	1,041,364	57,620	7.40%	904,279	48,273	7.14%
Total interest earning assets	1,159,999	60,961	7.03%	1,021,938	50,890	6.66%
Noninterest earning assets	15,115			10,419
Total assets	$1,175,114			$1,032,357
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$97,325	387	0.53%	$73,129	154	0.28%
Savings	3,613	9	0.35%	3,690	8	0.29%
Money market accounts	330,086	4,203	1.70%	286,349	2,678	1.25%
Time deposits	294,693	5,288	2.40%	328,139	4,036	1.64%
Borrowed funds	59,816	1,615	3.61%	31,233	1,015	4.34%
Total interest bearing liabilities	785,533	11,502	1.96%	722,540	7,891	1.46%
Noninterest bearing liabilities:
Noninterest bearing liabilities	14,971			9,765
Noninterest bearing deposits	252,353			215,133
Stockholders’ equity	122,257			84,919
Total liabilities and stockholders’ equity	$1,175,114			$1,032,357

Net interest spread(4)			5.07%			5.20%
Net interest income		$49,459			$42,999
Net interest margin(5)			5.70%			5.63%
Net interest margin excluding credit cards			4.35%			4.27%
_______________

(1)	Annualized.

(2)	Includes nonaccrual loans.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Earnings:
Net income	$4,481	$4,023	$3,319	$3,486	$3,147
Earnings per common share, diluted(1) (2)	0.32	0.29	0.24	0.25	0.26
Net interest margin	5.83%	5.79%	5.46%	5.46%	5.56%
Net interest margin, excluding credit cards	4.37%	4.37%	4.30%	4.28%	4.26%
Return on average assets(1)	1.42%	1.39%	1.22%	1.27%	1.19%
Return on average equity(1)	14.04%	13.23%	11.39%	12.26%	13.69%
Efficiency ratio	71.75%	72.18%	76.08%	71.34%	74.20%
Balance Sheet:
Loans(3)	$1,140,310	$1,056,290	$1,007,928	$1,000,268	$955,412
Deposits	1,112,444	1,037,004	967,722	955,240	911,116
Total assets	1,311,407	1,234,157	1,123,752	1,105,058	1,072,905
Asset Quality Ratios:
Nonperforming assets to total assets	0.51%	0.57%	0.63%	0.44%	0.42%
Nonperforming loans to total loans	0.57%	0.65%	0.69%	0.47%	0.44%
Net charge-offs to average loans (YTD annualized)	0.05%	0.04%	0.03%	0.09%	0.11%
Allowance for loan losses to total loans	1.12%	1.13%	1.13%	1.13%	1.14%
Allowance for loan losses to non-performing loans	195.76%	174.05%	162.52%	241.72%	257.83%
Bank Capital Ratios:
Total risk based capital ratio	11.44%	11.91%	12.23%	12.25%	12.36%
Tier 1 risk based capital ratio	10.19%	10.65%	10.98%	11.00%	11.11%
Leverage ratio	8.60%	8.91%	9.05%	9.06%	9.01%
Common equity Tier 1 ratio	10.19%	10.65%	10.98%	11.00%	11.11%
Tangible common equity	8.21%	8.40%	8.93%	8.89%	8.72%
Composition of Loans:
Residential real estate	$443,961	$426,887	$421,346	$407,844	$388,141
Commercial real estate	339,448	297,891	277,905	278,691	276,726
Construction real estate	182,224	169,225	157,338	157,586	144,012
Commercial and industrial	132,935	124,436	120,191	122,264	113,473
Credit card	44,058	40,141	32,359	34,673	33,821
Other	1,148	1,015	1,195	1,202	1,270
Composition of Deposits:
Non interest bearing	$293,378	$279,484	$262,235	$242,259	$234,094
Interest bearing demand	186,422	129,199	85,969	85,747	66,170
Savings	3,994	3,572	3,595	2,866	4,597
Money Markets	313,131	347,701	320,114	288,897	275,832
Time Deposits	315,520	277,048	295,809	335,471	330,423
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$197,754	$134,409	$74,128	$70,826	$81,665
Proceeds from loans held for sale, net of gains	171,880	105,418	71,693	73,883	81,029
Gain on sale of loans	4,900	3,715	2,375	2,097	2,451
Purchase volume as a % of originations	44.02%	79.07%	78.42%	86.72%	92.72%
Gain on sale as a % of loans sold(4)	2.77%	3.40%	3.21%	2.76%	2.94%
OpenSky Credit Card Portfolio Metrics:
Total active customer accounts	221,913	211,408	187,423	169,981	170,160
Total loans	$44,058	$40,141	$32,359	$34,673	$33,821
Total deposits at the Bank	$77,689	$73,666	$65,808	$59,954	$59,978
_______________

(1)	Annualized.

(2)	Gives effect to a four-for-one common stock split completed effective August 15, 2018.

(3)	Loans are reflected net of deferred fees and costs.

(4)	Gain on sale percentage is calculated as gain on sale of loans divided by the sum of gain on sale of loans and proceeds from loans held for sale, net of gains.

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the eighth largest bank headquartered in Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $1.3 billion at September 30, 2019 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com